Exhibit 99.1

FOR IMMEDIATE RELEASE

ENNIS, INC. REPORTS RESULTS

FOR THE THREE AND SIX MONTHS ENDED AUGUST 31, 2012

Midlothian, September 25, 2012 — Ennis, Inc. (the “Company”), (NYSE: EBF), today reported financial results for the three and six months ended August 31, 2012.

Financial Overview

Our consolidated net sales were $138.3 million for the second quarter ended August 31, 2012 compared to $130.4 million for the second quarter ended August 31, 2011, or an increase of 6.1%. Print sales increased 24.3% for the quarter, from $69.2 million to $86.0 million. Apparel sales for the quarter declined by 14.5% (down 4.5% on units and down 10% on price) from $61.2 million to $52.3 million. Our consolidated gross profit margin (“margin”) decreased from 26.1% to 24.5% for the quarters ended August 31, 2011 and August 31, 2012, respectively. Our print segment margin increased from 28.6% to 30.7%, while our apparel segment margin, which continues to be impacted by higher cotton costs, decreased from 23.4% to 14.4% for the quarter. As a result, our net earnings decreased from $9.7 million, or 7.4% of net sales, for the quarter ended August 31, 2011 to $7.6 million, or 5.5% of net sales, for the quarter ended August 31, 2012. Diluted earnings per share decreased from $0.37 to $0.29 for the quarters ended August 31, 2011 and August 31, 2012, respectively.

For the six month period, net sales increased from $273.6 million to $280.9 million, or 2.7%. Print sales for the six month period were $173.4 million, compared to $136.3 million for the same period last year, an increase of $37.1 million, or 27.2%. Apparel sales for the six month period were $107.5 million, compared to $137.3 million for the same period last year, or a decrease of 21.7% (down 14.7% on units and down 7% on price). Overall our margin decreased from 27.0% to 22.1% for the six months ended August 31, 2011 and 2012, respectively. Our print margin increased during the period from 28.7% to 29.3%, while our apparel margin decreased from 25.3% to 10.6%, again due to higher cotton costs. Net earnings for the period decreased from $21.1 million, or 7.7% of net sales, for the six months ended August 31, 2011 to $11.5 million, or 4.1% of net sales, for the six months ended August 31, 2012. Diluted earnings per share decreased from $0.81 to $0.44 for the six months ended August 31, 2011 and 2012, respectively.

During the second quarter, the Company generated $15.7 million in EBITDA (a non-GAAP financial measure calculated as net earnings before interest, taxes, depreciation, and amortization) compared to $19.0 million for the comparable quarter last year. For the six month period ended August 31, 2012, the Company generated $25.7 million of EBITDA compared to $40.9 million for the comparable period last year.

The following table reconciles EBITDA, a non-GAAP financial measure, to the most comparable GAAP measure, net earnings (dollars in thousands):

	Three months ended		Six months ended
	August 31,		August 31,
	2012	2011	2012	2011
Net earnings	$7,592	$9,712	$11,471	$21,136
Income taxes	4,364	5,567	6,593	11,993
Interest expense	402	664	871	1,482
Depreciation/amortization	3,342	3,061	6,783	6,260

EBITDA (non-GAAP)	$15,700	$19,004	$25,718	$40,871

The Company believes the non-GAAP financial measure of EBITDA provides important supplemental information to both management and investors regarding financial and business trends used in assessing its’ results of operations. The Company believes adding back the specified items to net earnings provides a more meaningful comparison to the corresponding reported periods and internal budgets and forecasts, provides management with a more relevant measurement of operating performance and is more useful in assessing management performance. In addition, EBITDA is a component of financial covenants and an interest rate metric in the Company’s credit facility.

Keith Walters, Chairman, Chief Executive Officer and President, commented by stating, “Our print operations continue to deliver revenue and operational results as expected. Our two recent acquisitions, Printegra and PrintXcel, delivered sales and profits for the second quarter better than expected. While our apparel results continue to be negatively impacted by higher raw material costs increasing the cost of finished goods and cost of sales, we are beginning to see improvement in this segment’s margin. Apparel’s margin during the second quarter improved 740 basis points over the preceding quarter; and we expect its’ margin to continue to improve during the current quarter as higher cost raw materials are being replaced with raw materials with significantly lower costs. The apparel market continues to be constrained from a volume perspective, and pricing in the marketplace continues to be highly competitive. While challenges continue in the apparel sector, we are confident about the long-term prospects of both sectors. As always, no matter what direction this fiscal year takes, you can be assured we will remain vigilant to the task at hand.”

About Ennis

Ennis, Inc. (www.ennis.com) is primarily engaged in the production and sale of business forms, apparel and other business products. The Company is one of the largest private-label printed business product suppliers in the United States. Headquartered in Midlothian, Texas, the Company has production and distribution facilities strategically located throughout the United States of America, Mexico and Canada, to serve the Company’s national network of distributors. The Company, together with its subsidiaries, operates in two business segments: print and apparel. The print segment manufactures and sells business forms, other printed business products, printed and electronic media, presentation products, flex-o-graphic printing, advertising specialties and Post-it® Notes, internal bank forms, plastic cards, secure and negotiable documents, envelopes and other custom products. The apparel segment manufactures T-Shirts and distributes T-Shirts and other active-wear apparel through nine distribution centers located throughout North America.

Safe Harbor Under The Private Securities Litigation Reform Act of 1995

Certain statements contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These statements are subject to numerous uncertainties, which include, but are not limited to, the Company’s ability to effectively manage its business functions while growing its business in a rapidly changing environment, the Company’s ability to adapt and expand its services in such an environment, the variability in the prices of paper and other raw materials. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission, including but not limited to, its Annual Report on Form 10-K for the fiscal year ending February 29, 2012, and its subsequent quarterly reports on Form 10-Q for its 2013 fiscal year. The Company does not undertake, and hereby disclaims, any duty or obligation to update or otherwise revise any forward-looking statements to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events, although its situation and circumstances may change in the future. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

For Further Information Contact:

Mr. Keith S. Walters, Chairman, Chief Executive Officer and President

Mr. Richard L. Travis, Jr., Chief Financial Officer

Mr. Michael D. Magill, Executive Vice President

Ennis, Inc.

2441 Presidential Parkway

Midlothian, Texas 76065

Phone: (972) 775-9801

Fax: (972) 775-9820

www.ennis.com

Ennis, Inc.

Condensed Financial Information

(In thousands, except per share amounts)

	Three months ended		Six months ended
	August 31,		August 31,
Condensed Operating Results	2012	2011	2012	2011
Revenues	$138,344	$130,384	$280,872	$273,642
Cost of goods sold	104,395	96,290	218,674	199,847

Gross profit margin	33,949	34,094	62,198	73,795
Operating expenses	21,326	18,322	43,348	39,179

Operating income	12,623	15,772	18,850	34,616
Other expense	667	493	786	1,487

Earnings before income taxes	11,956	15,279	18,064	33,129
Income tax expense	4,364	5,567	6,593	11,993

Net earnings	$7,592	$9,712	$11,471	$21,136

Earnings per share
Basic	$0.29	$0.37	$0.44	$0.82

Diluted	$0.29	$0.37	$0.44	$0.81

			August 31,	February 29,
Condensed Balance Sheet Information			2012	2012
Assets
Current assets
Cash			$13,205	$10,410
Accounts receivable, net			63,591	58,790
Inventories, net			108,247	132,572
Other			14,695	17,438

			199,738	219,210

Property, plant & equipment			94,241	99,516
Other			211,558	213,236

			$505,537	$531,962

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable			$21,679	$27,924
Accrued expenses			19,846	22,317

			41,525	50,241

Long-term debt			70,000	90,000
Other non-current liabilities			31,930	31,846

Total liabilities			143,455	172,087

Shareholders’ equity			362,082	359,875

			$505,537	$531,962

			Six months ended
			August 31,
Condensed Cash Flow Information			2012	2011
Cash provided by operating activities			$29,360	$12,744
Cash provided by (used in) investing activities			2,889	(3,965)
Cash used in financing activities			(29,111)	(7,860)
Effect of exchange rates on cash			(343)	1,083

Change in cash			2,795	2,002
Cash at beginning of period			10,410	12,305

Cash at end of period			$13,205	$14,307